UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 13, 2011

Commission File Number:  001-15757

ImageWare Systems, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0224167
(IRS Employer Identification No.)

10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127
(Address of principal executive offices)

858-673-8600
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On October 13, 2011, ImageWare Systems, Inc. (the "Company") filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation increasing the authorized number of shares of its Common Stock to 150,000,000 from 50,000,000 shares ("Certificate of Amendment"). In addition, the Company filed with the Secretary of State of the State of Delaware Certificates of Amendment to its Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock ("Series C Preferred"), and its Certificate of Designation of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock ("Series D Preferred") of the Company (together, the "Preferred Amendments"), in each case to, among other things, provide for the automatic conversion of the Series C Preferred and Series D Preferred into shares of the Company's Common Stock in the event the Company consummates a qualified financing of at least $10.0 million on or before December 31, 2011. A copy of the Certificate of Amendment and the Preferred Amendments is attached to this Current Report on Form 8-K as Exhibits 3.1, 3.2 and 3.3, and is incorporated herein by this reference.

Item 8.01 Other Events.

The Certificate of Amendment and the Preferred Amendments were approved by shareholders acting by written consent, dated October 5, 2011, and were approved by shareholders holding in excess of 50% of the shares of Common Stock entitled to vote with respect to each matter. In addition to the approval of the Certificate of Amendment and the Preferred Amendments, shareholders, acting by written consent dated October 5, 2011, approved a proposal to amend the Company's 1999 Stock Award Plan ("Plan") to increase the number of shares of Common Stock available for issuance under the Plan by 2,159,442 shares,

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImageWare Systems, Inc.

Date:   October 14, 2011
By:	/s/ Wayne Wetherell

Name: Wayne Wetherell
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-3.1	Certificate of Amendment to Articles of Incorporation
EX-3.2	Certificate of Amendment to Series C Preferred
EX-3.3	Certificate of Amendment to Series D Preferred